Exhibit 99.2

Marvel Entertainment, Inc.
Q2 2008 Earnings Call – August 5, 2008
9:00 a.m. EDT

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Marvel Entertainment second quarter financial results conference call.  [Operator instructions.]  I would now like to turn the conference over to Peter Cuneo, Vice Chairman at Marvel Entertainment.  Please go ahead, sir.

Peter Cuneo

Thank you, Operator, very much.  Good morning, everyone.  I am Peter Cuneo, the Vice Chairman for Marvel Entertainment, and I am going to act as the host for today’s call.  With us in New York today we have David Maisel, who is Executive Vice President of Marvel and Chairman of Marvel Studios; John Turitzin, who is Executive Vice President for Marvel and our General Counsel; we also have Ken West, who is our Chief Financial Officer; Matt Finick, who is a Senior Vice President with Marvel Studios, is with us as well.

And as usual, our agenda today will be first the reading of the Safe Harbor statement, and then we’ll have some prepared comments from Ken West.  David Maisel will follow Ken also with some prepared comments, and then we’ll open the floor to questions and answers.  Can we go ahead with the Safe Harbor, please?

David Collins

Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations, and financial guidance, are forward-looking.  While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K, and 10-Q.  Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Peter Cuneo

Thank you very much, and now, Ken West.

Kenneth West

Thanks everyone, good morning.  Marvel’s second quarter results were issued earlier this morning, and we provided a lot of detail in the press release, so I’ll just review the highlights with you now.  Net income amounted to $47 million for Q2 ’08, as compared to $29 million for Q2 ’07, as revenue increased by 55% resulting in diluted earnings per share of $0.59, an increase of $0.25 per share over last year’s Q2 - also reflecting a reduced number of weighted average shares outstanding.

Turning now to our licensing segment, net sales of $95 million reflect strong domestic collections on cash basis licenses, and approximately $13 million in Spider-Man joint venture sales, which have now reached $165 million in the six quarters since Spider-Man 3 licensing began to be recognized in early 2007.   Our operating margin for the licensing segment, including the benefit from an $8 million expense reversal associated with last year’s claim by Sony for talent royalties on merchandise licensing, was 82% compared with 77% in the prior year period.

Additionally, during Q2 ’08 - our licensing segment reflects a total of $16 million contribution from Hasbro, $9 million of which was recorded within domestic consumer products and $7 million from international.

As in Q1, the Publishing segment’s Q2 ’08 results were not as strong as the prior year period, principally due to fewer major publishing events, such as Civil War and the Dark Tower series , and the mix of sales, with a lower percentage of high margin advertising and custom publishing revenue in Q2 ’08 relative to last year’s Q2.  As a result, operating margins within the Publishing segment declined from 45% in Q2 ’07 to 37% in Q2 ’08.  For the balance of the year, we have revised our full-year publishing segment operating margin to an expected range between 37% and 40%.

Q2 ’08 represents the first quarter in which we recorded revenues from our Marvel-produced feature film slate, and we anticipate positive contributions to operating income from both films going forward.  Given the time lag and the nature of revenue reporting from our distribution partners, we have not yet received any box office contributions for either Iron Man or The Incredible Hulk in the second quarter; however, we were able to record net sales of $29 million, yielding a gross profit of approximately $8 million, primarily from the recognition into revenue of a portion of the foreign territory minimum guarantees related to the theatrical window.  The remainder of the foreign presales will be recorded in future periods as the remaining windows open for the exploitation of DVD and free and pay TV rights.

I should also point out that under film accounting rules, once a motion picture is completed, the interest expense related to production borrowings is no longer capitalized and must be expensed in the current period.  As a result of both Hulk and Iron Man being completed during Q2, we commenced expensing the related interest on their production costs in our Q2 results.

Let me also note that during this quarter, we recorded a $2.3 million gain on our repurchase of $46.7 million of mezzanine debt within our film facility - at 95% of face value.

Cash generation remained strong in the quarter and, after the $47 million spent on the repurchase of the mezzanine debt, cash and equivalents, restricted cash and short-term investments amounted to $122 million at June 30.  Additionally, we continue to have no borrowings under our $100 million HSBC line of credit.

As indicated on our balance sheet, total non-recourse film borrowings decreased during the quarter from approximately $337 million at March 31, to $262 million at June 30.  This reflects the net effect of final spending on Hulk and Iron Man, offset by our pay-down of the mezzanine debt and our pay-downs of the Hulk and Iron Man facilities, and those pay-downs were financed with collections of our foreign territory pre-sales.

Now, for guidance.  This morning we updated our full year financial guidance and, as indicated in the press release, we are, for the first time, including, in our guidance for 2008, revenues and expenses associated with both Iron Man and The Incredible Hulk.   We do not plan to provide any specific data on ultimates for either of our two feature films, other than to state that both films are estimated to be profitable and contribute to our operating income – principally during 2009.   Our updated guidance reflects the revenues and associated expenses we anticipate from these pictures in 2008 – principally a great majority of the foreign territory minimum guarantees for the theatrical and DVD windows.  At this time, we do not expect theatrical or DVD revenues from our distributors in 2008 - due to our distributors’ up-front production, media spending and distribution expenses, which must be recouped against collections prior to our recording revenue.

Our net sales guidance is now a range of $450 to $480 million, an $80 million increase from the low and high end of our previous guidance.  Net income guidance for 2008 has been raised and is now a range of $122 to $138 million, and the range of our diluted earnings per share outlook is now $1.55 to $1.75 per share.

The increase in net sales and net income guidance reflects the inclusion of approximately $65 to $80 million in Iron Man and The Incredible Hulk feature film revenues, offset by film cost amortization and by additional film facility interest.  Our previous guidance already included our expectations for consumer products and toys related to these movies – although this expectation is now slightly higher than previously anticipated based on the strong response we have seen at retail for consumer products based on these properties, particularly Iron Man.  I’ll remind everyone that we expect a higher level of contribution to both net sales and net income from these films in 2009, as compared to 2008, as we anticipate contributions from box office and DVD sales in ’09.

While we repurchased the mezzanine debt as I noted earlier, we did not repurchase any of our common shares during the second quarter and continue to have approximately $128 million remaining under our current share repurchase authorization.

Let me now turn the call over to David Maisel to provide an update on our studio activities and successes.

David Maisel

Thanks, Ken.  We are obviously extremely pleased with the launch of our first two financed and produced films from Marvel Studios.  Iron Man has now reached nearly $571 million of box office worldwide, with Japan still to open, and it’s over $315 million domestic box office performance ranks it as the 22nd biggest domestic grossing film of all time.

Most importantly, it is the start of a major new franchise for Marvel that will be a key part of our operations for many years to come.  The Incredible Hulk has now reached nearly $246 million in worldwide box office, ranking it as one of the top 10 films of the year.  Our rendition of the Hulk has been extremely well received by movie-goers and has reignited excitement for our Hulk character worldwide.  We look forward to the DVD releases of both films this fall and the added support and exposure they will give to the branded consumer products efforts as well.

Both of these films have expanded the Marvel brand within the minds of consumers worldwide and have set the stage for Marvel Studio’s future activities, including Iron Man 2, Thor, The First Avenger: Captain America, and The Avengers.  While we are hard at work on all four films and pleased with our development and progress to date for these films that are scheduled for 2010 and 2011, we will not today make any comments on creative or talent decisions.  As these decisions are formalized in the coming weeks and months, we will announce them publicly.

In addition, the financial success of our films puts us in a strong position to seek enhancements to the structural aspects of our studio.  The non-recourse structure and distribution agreement we put in place to allow Marvel to commence film production with little or no financial risk now have less relevance with our success and with the visibility we have for meaningful profits on our first two films.  Our repurchase of the mezzanine debt Ken just reviewed is indicative of our changing view on the film slate funding.

While still taking a very prudent and risk adverse approach to funding and distributing our future films, we believe there are a number of opportunities to further improve the economics, control, and structure of our financing and distribution arrangements, either through better terms with our current partners or new arrangements with other parties.

In either scenario, we are not adverse to utilizing some of Marvel's free cash in a prudent manner.  While we are very happy with our distribution and financing partnerships, the success of our studio launch creates improved possibilities in both areas, which we intend to fully explore.

And with that, I’ll hand the call back to Peter.

Peter Cuneo

Thanks, David, very much.  At this point, we’d like to open the floor to questions and answers.

Operator

Thank you.  [Operator instructions.]  And our first question comes from the line of Drew Crum at Stifel Nicolaus.  Please proceed.

Drew Crum - Stifel Nicolaus

Okay, good morning everyone.  Stifel Nicolaus.  Ken, if I heard you correctly, you said that the theatrical box office will slide to 2009 -- just confirm that and just help us understand the mechanics behind that, why that would fall into 2009.

Kenneth West

Drew, this is Ken.  Yes, that is correct.  The theatrical window, the DVD window, those amounts are anticipated to fall into ’09 as our distributors are first collecting the monies from their sources and then offsetting that with the P&A spend for both theatrical and DVD, and as a result, plus their distribution fees, that results in cash flow to us, which we anticipate in early 2009.

Drew Crum - Stifel Nicolaus

Okay.  David, maybe you can discuss the constructs of the film model.  Are you seeing any incremental costs, any changes to costs from when you last reported first quarter numbers? One of your competitors last week discussed incremental marketing costs in the theatrical window.  I’m kind of curious if you guys are experiencing that as well.

David Maisel

I think beyond the ranges we gave in the last earnings call, we’ve – there’ve not been any material deviations from those estimates.

Drew Crum - Stifel Nicolaus

Okay, and I wonder if you could talk about the film slate.  It sounds like Sony is targeting an early May 2011 release of Spider-Man 4, and you guys have Captain America sitting on that first weekend of May -- just kind of talk about the opportunities, options you have there.

David Maisel

Well, we always have a lot of options now that we control green light and our destiny with these films.  Obviously we can’t respond to hypotheticals and what we would do with various either competitive moves or partner moves, like Sony with Spider-Man.  So at this point, I’d just have to say once a move like that happens, we’ll obviously let our response be made publicly but it wouldn’t be constructive to respond to a hypothetical.

Drew Crum - Stifel Nicolaus

Okay, last question -- Ken, can you give us an update on free cash flow guidance? You guys have generated nearly $70 million from operating activities to date.  I thought the film inventory would really be the swing factor on free cash flow in 2008, so I wondered if you could just give us an update there?

Kenneth West

Drew, looking at our cash flow expectations for the balance of the year, we expect that we’ll end the year in the range of consolidated cash and equivalents of about $90 to $100 million.

Drew Crum - Stifel Nicolaus

Okay.  Thanks, guys.

Operator

And our next question comes from the line of Arvind Bhatia at Sterne Agee.  Please proceed.

Arvind Bhatia - Sterne, Agee & Leach

Thank you.  Good Morning.  Ken, I wanted to understand the change in guidance a little bit more.  From what I can tell, your operating income guidance from the midpoint went up by approximately $18 million, and I want to be sure that I am understanding that correctly.  So about $8 million of that is a result of the reserve reduction and the balance comes from an increase in contributions from -- or including the contributions from the film side of the business?

And then I wonder, and I think you mentioned the licensing expectations went up, but give us some color on that and just help us as we are thinking correctly -- is the reserve reduction part of that increase?

Kenneth West

Arvind, you are right -- there are those three major components to our new revised guidance.  The $8 million credit, that is a reduction of our SG&A.  That is one element and then the balance of the other two almost equally is the up-tick in our licensing, which we are very pleased with, and the inclusion finally now of our film contribution from both the Hulk and the Iron Man releases, so you have the major -- those are the three components.

Arvind Bhatia - Sterne, Agee & Leach

And then on the Spider-Man, I guess the next movie -- I mean, I assume there are no advances that you have received thus far on that movie.  Was there anything this quarter?

Kenneth West

Yes, during this quarter, we did receive the $5 million advance associated with Spider-Man 4. [Note: the advance was received in Q1 ’08.]  That keeps Sony in line with actually releasing this picture within the normal time period.

Arvind Bhatia - Sterne, Agee & Leach

Great.  Those are the questions I had.  Thank you.

Operator

And our next question comes from the line of Barton Crockett at J.P. Morgan.  Please proceed.

Barton Crockett - J.P. Morgan

Okay, great, thanks for taking the question.  I wanted to drill down a little bit, in a little bit more detail into the outlook for the studio revenues and operating profit contribution this year.  And in particular, I was wondering if you could go through a bit more detail on how you see the revenue recognition working in terms of timing and netting against the marketing expenses.  So I think you had spoken about a 45-day delay, and then another quarter on top of that before Paramount actually provides revenues that then you could net against the marketing.  But it’s just getting a little bit confused, so I just wonder if you could walk through exactly what the timing is piece by piece in a little bit more detail so we can see that part of it.

Matt Finick

Barton, hi, it’s Matt.  As Ken already went over, for 2008 we expect that we’ll record the minimum -- the portion of the minimum guarantee on the pre-sold territories related to the theatrical window and the home video window.  We also will be getting our 5% producer fee on the theatrical windows for both films.

As you know, we get monthly reporting 45-day arrears, so when the distributor starts collecting their receipts from the theatrical window, they have to recoup their P&A as well as the distribution fee that they earn and the producer fees that they pay out.  In addition to that, we believe that they are going to spend their P&A and manufacturing on the home video window before they would begin remitting monies to us on the theatrical window.  That results in the net receipts from the theatrical window being pushed into 2009.

Does that give you enough information?

Barton Crockett - J.P. Morgan

A little bit helpful but if...  Maybe we can follow-up offline, but it’s -- the timing, there are a couple of things that I want to sort out in a little bit more detail.  On the amortization line, the expenses in the studio, can you talk about how you are allocating the amortization? Is it proportional to the gross revenues of the movie or is it proportional to the net revenues that you guys are receiving from Paramount and also directly from the presales in the foreign territories?

Matt Finick

The amortization rate is based on the net revenues from the distributor, as well as the minimum guarantees and the domestic free TV revenue, and then it’s a straight line amortization as we record revenues, whether it’s a portion of the minimum guarantees or the producer fee, we amortize the expenses against that ratably.

Barton Crockett - J.P. Morgan

Okay, so if you are saying that you are getting an 8% to 18% margin in the studio this year, is that then say that you expect an 8% to 18% margin over the lifetime for the consolidated profits of Iron Man and Hulk?

Matt Finick

No.  Part of that has to do with timing.  The low side of that range would be assuming that we are just getting the minimum guarantees and the producer fees The high-end of the range is more assuming that we do get some portion of theatrical net receipts on Iron Man.  However, that is unlikely.  We believe that that will all be in 2009.

Barton Crockett - J.P. Morgan

Okay, okay.  Again, I think we’ll have to follow-up a bit offline to go through that in a bit more detail.  And then another question here, shifting gears a little bit, if we look out to 2009, you guys have kind of a dearth of major new movies that would drive licensed product sales.  I mean, the biggest movie it looks like is X-Men, which historically has not been a big kind of licensed product driver.  This looks an awful lot like the environment we saw in I think ’06 when licensing revenues declined a lot versus ’05.  Should we expect a similar slope? I know it’s early for you guys to provide detailed guidance in ’09 but at least at a general level would it be reasonable to assume at this point that there’s kind of a similar slope to the licensing revenues in ’09 versus ’08 like there was in ’06 versus ’05?

Peter Cuneo

Well, Barton, it’s Peter Cuneo.  As you know, we don’t give guidance until the latter part of this year for 2009.  I will say though that in general that our baseline business is much stronger today than it was in 2006, and this is for a lot of reasons, including the tremendous progress we’ve made in international, which I think is obvious from our numbers.  We’re also building other areas of our business, including animation, including our online digital efforts.  So I think that the business is quite different than it was in 2006, so I don’t know about the slope of the line exactly but I would tell you within absolute dollars, our base line would be certainly higher than it was in ’06.

Barton Crockett - J.P. Morgan

Okay.  All right, that’s great to hear.  Thanks a lot.

Operator

Our next question comes from the line of David Miller at Caris & Company.

David Miller - Caris & Company

Yeah, hi, good morning.  Congratulations on the stellar results.  Just a couple of questions -- channel checks at the category killer toy stores reveal that it seems like Hasbro really blew it in terms of misjudging the demand curve for Iron Man merchandise towards the end of the second quarter.  It seems like they just didn’t believe that Iron Man would become the global hit that it has become.  So with that, could you comment on what they did about that, and were there in fact -- or I should say due to the inventory shortages that occurred towards the June quarter, were they able to correct at least a portion of that before the end of the quarter or will most of that delta fall into Q3? And then I have a follow-up.  Thanks.

Peter Cuneo

David, it’s Peter.  I really don’t think it’s appropriate to characterize Hasbro as having blown it.  I don’t think they blew it at all.  Truthfully, when we have a new film like this, like Iron Man – and of course, we had our critics who said “We never heard of Iron Man,” and we’ve always been saying that we can make great franchises out of lesser-known characters – but Hasbro and other of our licensees correctly were conservative about how much they planned to do behind a relatively unknown franchise.  So we supported all of our licensees in that regard, including Hasbro.  And yes, they were surprised, we were surprised, and in the case of Hasbro, they have been chasing really empty shelves for a while now.  There was no real up-tick in Q2.  We do expect to get – and I think we expressed earlier optimism about licensing, particularly for Iron Man – we do expect to get an up-tick in Q3 and Q4.

David Miller - Caris & Company

Okay, wonderful.  And then David, the guidance I guess within the guidance on the film production segment, $65 million to $80 million in revenues, I take it from your prepared remarks that all that’s going to include for ’08 is the 5% producer’s fee and then foreign presales.  I understand the mechanics of the waterfall that most theatrical receipts will fall in ’09.  I just want to make sure there is nothing else in there for ’08 except the 5% producer’s fee and the foreign presales.  Do I have that correct?

David Maisel

That is correct.

David Miller - Caris & Company

Okay, wonderful.  Thank you.

Operator

Our next question comes from the line of Jason Bazinet at Citi.  Please proceed.

Jason Bazinet - Citigroup

I just have two quick questions for Ken -- when we think about the film accounting standard, is it fair to say that we are looking at apples and apples when we look at the amortization of capitalized film production expenses of $21.2 million and the recorded revenues that you have in the film segment of 28.9? That’s my first question.

Kenneth West

Jason, I need a little clarification in regard to the concept of apples to apples.  I mean, clearly --

Jason Bazinet - Citigroup

Well, in other words -- go ahead.

Kenneth West

Clearly when we look at the film ultimates, which we are not going to go into any details but both films combined, we have an expected ultimate profitability compared to the revenues that we expect to receive and record over the ultimate life of both films.  So there will be amortization associated with that on, as Matt suggested and stated, on a straight-line basis.  Does that help?

Jason Bazinet - Citigroup

I think so.  I think I got it.  And then, are there any explicit call provisions within the film LLC? You mentioned you might use your cash there, or is that just all up for negotiation if you decide to call some of the debt? Thanks.

Kenneth West

From my knowledge, there are no specific call features within the film facility, and we make our decisions and negotiated transactions with all parties for the best of the company and for the future.

Jason Bazinet – Citigroup

Okay.

John Turitzin

Jason, it’s John Turitzin.  It’s not callable.  It’s re-financeable, but we don’t have a call right on – we can’t call in a portion of the financing.

Jason Bazinet - Citigroup

Perfect.  Thank you very much.

Operator

Our next question comes from the line of Alan Gould at Natixis.  Please proceed.

Alan Gould - Natixis Bleichroeder

Thank you.  I’ve got a couple of questions.  Ken, first with respect to this mezzanine debt, was the original amount $60 million, if you can refresh my memory?

Kenneth West

Yes, the total amount of mezzanine debt initially outstanding was $60 million.

Alan Gould - Natixis Bleichroeder

Okay, now were there any differences in the covenants between the mezzanine debt and the balance of the film financing debt? In other words, if you were to take in the remainder, would that loosen up some of the covenants in the film financing?

John Turitzin

No.  It was subordinated debt so there’s really very few protections in the subordinated debt.  They depended on the seniors for their covenant protection.

Alan Gould - Natixis Bleichroeder

Okay, but this was very expensive debt, if I remember correctly?

Kenneth West

That is correct.  LIBOR plus 7.

Alan Gould - Natixis Bleichroeder

LIBOR plus 7.

Peter Cuneo

700 basis points.

Alan Gould - Natixis Bleichroeder

Okay.  And then in terms of the – on the film costs, it looks like the combined negative cost of Iron Man and Hulk was $312 million, so $156 million per picture.  I think your max is 160 or 165 per picture.  So I wonder, David, as this goes out a number of years, just inflation and the cost of doing sequels, how do you keep the costs under that $160 million, $165 million cap?

David Maisel

This is something that obviously we are very focused on, both in terms of trying to make the best movie for the revenue side but also being very smart on how we set up the budgets and set up the films and maintain the quality that our fans expect.  So we’re hard at work at that right now and we feel pretty good about our ability to continue with the – you know, both sides of the financial discipline that we talked about.

So, at this point in time, we’re comfortable with those ranges.  We’re hard at work putting together the stories and the budgets.  We have a great team at the studio and at this point in time, we’re very comfortable with our situation.

Alan Gould - Natixis Bleichroeder

Okay.  Thank you very much.

Operator

Our next question comes from the line of Doug Creutz at Cowen & Company.  Please proceed.

Doug Creutz - Cowen & Company

Hi, thanks.  When you guys had originally given your hypothetical film models, I think you had indicated that you expected the international box office in the pre-sold territories to be roughly 40% of the total.  Now that you’ve seen where the box office has fallen, is there any significant deviations from that for either of the two films? Thanks.

David Maisel

No, that’s all roughly in line with our expectation.

Doug Creutz - Cowen & Company

Okay.  Thank you.

Operator

Our next question comes from the line of Joe Hovorka at Raymond James.  Please proceed.

Joseph Hovorka - Raymond James

Thanks guys.  A couple of questions; actually, first on the -- I don’t want to keep going over the same question but the amortization of the film costs, Matt actually said ratably even straight line.  When you say straight line, do you mean you take your seven-year ultimate whatever film model and you just divide it by seven? Is that what you are talking about, or no?

Kenneth West

No, Joe, specifically when you estimate the ultimates for the aggregation of both the Hulk and the Iron Man films, you are aggregating expected profit over the expected revenue, so that percentage is then applied to every dollar of revenue that you recognize when you recognize it, so that’s what he’s referring to on the straight line concept.

Joseph Hovorka - Raymond James

So the idea is that under GAAP, you are supposed to have the same operating margins throughout the seven years or whatever -- you are using seven years, right?

Kenneth West

Yes, we are using seven years and not necessarily the operating margins but really the contribution to the profits associated with the films, and you can actually see that in the gross profit.

Joseph Hovorka - Raymond James

That’s what I meant.  I apologize.  I said it incorrectly but the margin less film costs should be flat throughout the seven years.  And you’ve recorded 26.7% gross margin in this quarter.  That’s correct, right? And that would be what you are assuming for all seven years?

Matt Finick

Joe, the one additional clarification is that we set the amortization rate separately for Iron Man and Hulk, so the percentage is going to differ based on the revenue mix in any given quarter or year for Iron Man or Hulk.

Joseph Hovorka - Raymond James

Right, and that’s what I want to get at.  The gross margin seems a little low but I am going to assume that Hulk is below that number and Iron Man is substantially higher than that number, and because the presales, do you have a -- I guess a closer revenue mix between Hulk and Iron Man than you would ordinarily have because of the presales were, what, roughly equal between the territories?

Kenneth West

Yeah, that is an appropriate observation.

Peter Cuneo

That is correct, Joe.

Joseph Hovorka - Raymond James

Okay, so we would expect the gross margin to go up substantially once you start seeing the Iron Man revenue come in as opposed to the Hulk revenue?

Matt Finick

Yes, that’s the correct trend.

Peter Cuneo

That’s correct, Joe.

Joseph Hovorka - Raymond James

Okay, and then the reserve territories, can you give us the grosses for each of the -- not each of the territories but just the total grosses for Hulk and Iron Man?

Matt Finick

Joe, that’s competitive information that we really don’t want to be giving out publicly.

Joseph Hovorka - Raymond James

Okay.  That’s the same stuff we’re going to get from, like, Box Office Mojo, right?

Matt Finick

The pre-sold territories?

Joseph Hovorka - Raymond James

Yeah, the, not what you got but the total revenue generated -- the problem is the reporting numbers are behind where you are.  You are saying $246 [million] for Hulk and I think the reported numbers are in the lower $200 [million] revenue range, so some of the international numbers haven’t come through the services we’ll be using.

David Maisel

The total international numbers right now for Iron Man is, as of the end of Sunday, about $255 million international, and Hulk about $112 million international.

Joseph Hovorka - Raymond James

Okay, and could you give the reserve territory portion of that?

Peter Cuneo

I don’t think we know -- Joe, it’s Peter.  I don’t think that we know it off-hand.  I mean, we could -- on the international, we could go add it up but we haven’t, we don’t typically do that.

Joseph Hovorka - Raymond James

That’s, that’s fine, and then the 5% producer fee that you keep referring to, those are included in licensing revenues, not film revenues, is that correct?

Matt Finick

No, that would be in the film production segment.

Joseph Hovorka - Raymond James

So it does go into the -- okay.

Kenneth West

Everything associated with the films will be in that film production segment.

Joseph Hovorka - Raymond James

Got it.  And then one last question and I’ll get off here -- Matt, I think you said that manufacturing costs for DVD will also be offset, or will have to be recouped before you see revenue from that window.  Did I hear that correctly?

Matt Finick

Yes, we believe that the manufacturing, media, advertising, and promotion will all need to be recouped.

Joseph Hovorka - Raymond James

Okay, is that a change? I had been under the impression it was just advertising.

Matt Finick

No, that’s no change.

Joseph Hovorka - Raymond James

Okay.

Peter Cuneo

I think the key point, Joe -- it’s Peter -- is that the P&A expenses related to the film, which is the cost of prints and advertising, and the P&A expenses for the DVD, which in this case is advertising and not prints but the discs themselves – those expenses are crossed, meaning that the distributor can, even if they have excess monies from box office, can apply those excess monies against P&A they spent on the DVD.  And that is the reason we believe we will not see any money until 2009.

If our estimate of the timing is off, then we may see a little money but right now, this is our best shot at this, not having been through this before.

Joseph Hovorka - Raymond James

Got it.  Thanks, guys.

Operator

Our next question comes from the line of Ben Mogil at Thomas Weisel Partners.  Please proceed.

Ben Mogil - Thomas Weisel Partners

Hi guys, good morning.  So Matt, and I realize there’s obviously some competitive information in this, but beyond the manufacturing costs, which is obviously variable, can you give us maybe a range of in the aggregate what you expect the marketing expenses on DVD to be for these two titles together?

Matt Finick

No Ben, I apologize -- that’s not something we’re going to be giving out publicly.

Ben Mogil - Thomas Weisel Partners

Okay, fair enough.  And then, secondly, in terms of the comments you made at the beginning of opening remarks about leveraging the success of these titles and the cash balances you have for some better terms can you give us an example? Would you be looking, for example, at not pre-selling territories or maybe pre-selling smaller territories or sort of carving out more of the television rights in return for sort of higher distribution fees or lower MGs? Can you give us a sense of some of the ideas that you are looking at?

David Maisel

I think you are in the ballpark of the types of things.  I mean, we were obviously extremely pleased with our financing as we entered the business, especially given its non-recourse aspect and the minimal financial risk for Marvel to enter such a big new business for ourselves.

As I mentioned, with the success of the films and with the visibility into the profits that are coming, we have a different situation here, and we can look at the facility and at the financing, and really explore ways for us to now try and maximize the upside from these films.  And as Ken mentioned with the mezzanine debt, that was an obvious first place to focus, given the cost of that debt, and another aspect of the debt was it had to be constantly outstanding and not paid down, so it was very advantageous for us to get the $47 million of that debt purchased.

Now we can look at things like the territories and other areas that might maximize the upside from the future films.

Ben Mogil - Thomas Weisel Partners

Okay, and then lastly, and I forget if you’ve talked about this before, other than obviously sequels coming out of say Iron Man, for example, is Paramount signed on for all the other characters or do you have the right to place them, or do you have the right to sort of continue to split distributors, as you did this year, for example?

David Maisel

The only [announced] film that is a certainty at this point for Paramount distribution is Iron Man 2.

Ben Mogil - Thomas Weisel Partners

Okay, so everything else is up for grabs, effectively?

David Maisel

That’s correct.

Ben Mogil - Thomas Weisel Partners

Okay, great.  That’s it for me.  Thanks, guys.

Operator

Mr. Cuneo, I’ll now turn the call back to you.  Please continue with your presentation or closing remarks.

Peter Cuneo

Thank you, Operator, very much.  Thank you all for participating today.  We appreciate it very much and look forward to reporting to you again at the end of the third quarter.  Thank you.

Operator

Ladies and gentlemen, that does conclude the conference call for today.  We thank you for your participation, and we ask that you please disconnect your line.  Thank you, everyone, and have a great day.